Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES APPOINTS STEVEN STROM TO ITS BOARD

PORTLAND, OR, June 26, 2019 – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced the appointment of Steven Strom as the fifth member of the Company’s Board of Directors (the “Board”) effective June 21, 2019. Steven Strom is an “independent director” according to the rules of the Securities and Exchange Commission and the NASDAQ Stock Market and his appointment creates a majority of independent directors on the Board in compliance with NASDAQ requirements.

Steven Strom is the founder of Odinbrook Global Advisors and has more than thirty years of experience advising companies in the US, Canada, Latin America, Europe and Asia. Mr. Strom focuses on providing expert advice to clients to develop restructuring strategies and implement solution transactions.

From 2016 to early 2018, Mr. Strom was CEO of Blackhill Partners, an investment bank based in Dallas, Texas. Previously, he was a Managing Director in the Restructuring Group at Jefferies where he joined in 2006 and was Global Head of Restructuring from 2008 to 2014. Prior to Jefferies, Mr. Strom was a Managing Director in the Restructuring Group at CIBC World Markets (2002-2006) and a Managing Director at Chanin Capital Partners (1997-2002), a Research Analyst/Trader at Commodities Corporation (1993-1996) and a Vice President in the M&A Group at Chemical Bank (1986-1993).

Mr. Strom has an MBA with a concentration in Finance from the University of Michigan (1986) and a bachelor’s degree in Business (Finance) from Arizona State University (1984) where he had a Regent’s Academic Scholarship and was awarded the Outstanding Finance Student by the Financial Analysts Society.

“We are pleased to welcome Steven to our Board of Directors,” said Michael R. Zapata, Executive Chairman and President of Schmitt. “He is an experienced advisor in strategies and transactions that will serve the Board and our shareholders well as we continue to make progress in unlocking shareholder value.”

About Schmitt Industries

Schmitt Industries, Inc. (“Schmitt” or the “Company”) designs, manufactures and sells high precision test and measurement products, solutions and services through our SBS®, Acuity® and Xact® product lines, which are reported in two business segments. In the Balancer segment, our SBS product line provides computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry. In the Measurement segment, our Acuity line provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

For more information contact: Michael Zapata, Executive Chairman and President (503) 227-7908 or visit www.schmitt-ind.com.